CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Charlotte Funds of our reports dated December 19, 2025, relating to the financial statements and financial highlights of Vanguard Global Credit Bond Fund, Vanguard Total International Bond II Index Fund and Vanguard Total International Bond Index Fund, which appear in Vanguard Charlotte Funds’ Certified Shareholder Report on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the headings “Financial Statements”, “Service Providers–Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

February  25, 2026